Exhibit 99.1

HyperSolar Moves Closer to Building Pilot Plant for its Breakthrough Gen 1 Technology

Company Presentation details steps to complete Gen 1 pilot plant and provides an update on Gen 2 development

SANTA BARBARA, CA , Oct. 28, 2019 (GLOBE NEWSWIRE) -- HyperSolar, Inc. (OTC:HYSR), the developer of a breakthrough technology to produce renewable hydrogen using sunlight and water, today announced the release of a company update providing a timeline for its Gen 1 product manufacturing and completion of a pilot plant.  It has also provided an updated description of its transformational Gen 2 technology.  Both are addressed in a Company Presentation that has been uploaded to the HyperSolar website.

“We have now built large sized prototypes that will lead to the manufacture of full-sized panels for inclusion in a production pilot plant,” said Tim Young, CEO of HyperSolar.  “We continue to work with manufacturing engineers to produce a robust hydrogen generator/panel for the lowest possible cost.  We have identified several sites and are in process of evaluating the potentials in Hawaii, Arizona and California for the initial pilot plants.”

The timeline included in Presentation indicates that the Company targets pilot plant completion for as soon as late Spring 2020.

As announced in September, the Company reached key milestones in its Gen 1 development including fine tuning of chemical structure and application of protective coatings to extend the life of the hydrogen-generating cells. The attachment of the catalyst and the mechanical alteration of the cells essential for more significant hydrogen generation and capture have been refined to the point that it can now be optimized for manufacturing. HyperSolar is currently narrowing the list of potential contract manufacturers and preparing detailed processes and procedures for full scale manufacturing.

The Presentation that is available on www.HyperSolar.com describes the breakthrough Gen 1 technology as well as Gen 2 nanotechnology, which management believes will be a truly transformational in the world hydrogen market.

Mr. Young concluded, “With our Gen 1 pilot plant, we will show the world how technology is coming that can produce renewable hydrogen without external electricity. I want to thank our supporters and investors for their patience in this development process.”

About HyperSolar, Inc.
HyperSolar is developing a breakthrough, low-cost technology to make renewable hydrogen using sunlight and any source of water, including seawater and wastewater. Unlike hydrocarbon fuels, such as oil, coal and natural gas, where carbon dioxide and other contaminants are released into the atmosphere when used, hydrogen fuel usage produces pure water as the only byproduct. By optimizing the science of water electrolysis at the nano-level, our low-cost nanoparticles mimic photosynthesis to efficiently use sunlight to separate hydrogen from water, to produce environmentally friendly renewable hydrogen. Using our low-cost method to produce renewable hydrogen, we intend to enable a world of distributed hydrogen production for renewable electricity and hydrogen fuel cell vehicles.  To learn more about HyperSolar, please visit our website at www.hypersolar.com.

Safe Harbor Statement
Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein, and while expected, there is no guarantee that we will attain the aforementioned anticipated developmental milestones. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: our ability to successfully negotiate agreements with suppliers and manufacturers of its hydrogen generation panels, our ability to procure project financing, our ability to retain the service of a qualified engineering firm to design and build a pilot plant, our ability to secure an agreement to with a partner with us for the pilot plant, the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

Press Contact:
Info@hypersolar.com